EXHIBIT 99.1

CONTACT
Edward Wong, Financial Controller
011-852-2810-7205 or fc@chrb.com

FOR IMMEDIATE RELEASE


                        CHINA RESOURCES DEVELOPMENT, INC.
                           ACQUIRES MINORITY INTEREST
                          IN PRC JOINT VENTURE COMPANY


HONG KONG, May 17, 2001 - CHINA RESOURCES DEVELOPMENT, INC. (NASDAQ: CHRB), with operations in the People's Republic of China (PRC), announced its acquisition of the 39% minority interest in its 61%-owned subsidiary, Hainan Zhongwei Agricultural Resources Company Limited ("HARC"), from its joint venture partner, General Bureau of Hainan State Farms (the "Farming Bureau"). Following the acquisition, HARC has become an indirect wholly-owned subsidiary of China Resources.

Billion Luck Company Limited, a wholly-owned subsidiary of China Resources, through its nominees, acquired the minority interest from the Farming Bureau for total consideration of Rmb130 million (US$15.7 million) (the "Purchase Consideration"). The Purchase Consideration represents an approximately 19% premium over the net asset value of HARC as of March 31, 2001. The Purchase Consideration was funded from the internal resources of HARC. Concurrent with the acquisition, HARC has entered into agreements with the Farming Bureau to dispose of certain assets, including 24,877,008 shares of Hainan Sundiro Motorcycle Company Ltd., a 13% interest in Xilian Timber Mill and 58% interest in Hainan Weilin Timber Limited Liability Company ("Weilin"), valued at Rmb79 million (US$9.5 million). The disposition of the 58% interest in Weilin results in the cessation of the Company's timber processing operations.

         David Ching, Chairman of the Board of China Resources Development, Inc., commented that "management expects that the buy out will improve the Company's operating and management efficiency."

China Resources Development, Inc., with offices in Hong Kong and the Hainan Province of the PRC, through a subsidiary, has owned a 61% interest in Hainan Zhongwei Agricultural Resources Company Limited. ("HARC"), the former leading distributor of natural rubber in China.

Except for historical information, this press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to quarterly fluctuations in results, dividend income receivable, the management of growth, market dynamics and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Although the Company's management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.